Exhibit 10.3

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

(Executive)

Littelfuse, Inc. (“Littelfuse”) hereby grants you the option to purchase shares of Littelfuse common stock (the “Option”) through the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions as described herein.

Participant (“you”): {Name}

Date of Grant: April 22, 2016

Option Expiration Date: 7 years from Date of Grant

Number of Shares subject to Option: {No. Options}

Option Exercise Price (per Share): [$_____]

Type of Option: ____ Incentive Stock Option

                                 X    Nonqualified Stock Option

Vesting Schedule: You may only exercise your Option to purchase shares during the period beginning on the date you vest in your Option and continuing until your Option expires or is otherwise forfeited (subject to certain insider trading policy restrictions). The vesting and forfeiture provisions that apply to your Option are described in detail in Sections 11 and 18.6 of the Plan. In general, subject to certain accelerated vesting and forfeiture provisions, so long as you have not previously separated from service with Littelfuse and its affiliates, your Options will vest and become exercisable (in whole shares) as follows:

Vesting Date	Percentage of Options Vested
1st anniversary of Date of Grant	33 1/3%
2nd anniversary of Date of Grant	33 1/3%
3rd anniversary of Date of Grant	33 1/3%

Effect of Separation from Service: If you separate from service with Littelfuse and its affiliates before a vesting date for any reason, you will forfeit the unvested portion of your Option and the vested portion of your Option will remain exercisable for 3 months following your separation (or your Option Expiration Date, if sooner), unless:

●

your separation is due to death or Disability, is without cause and within two years following a “Change in Control” (as defined in the Plan), or occurs without cause after you have both reached age 62 and completed 5 years of service with Littelfuse and its affiliates, in which case the unvested portion of your Option shall become immediately vested and your Option will remain exercisable as described in the Terms and Conditions, or

●	your separation is due to cause, in which case your entire Option will expire on your date of separation, regardless of its vesting.

Additional Terms: Your rights and duties and those of Littelfuse under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

This Award is designated as a bonus that is in addition to your regular cash wages. No amount of common stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan or program of Littelfuse or its affiliates. It will not be included in calculating any employment-related benefits to which you may be entitled from your employing Littelfuse affiliate. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. Vesting ceases as of your separation from service with Littelfuse and its affiliates. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of Delaware. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of Chicago, State of Illinois, United States.

WAIVER OF DATA PRIVACY FOR NON-U.S. RESIDENTS

By accepting this Award (whether by electronic means or otherwise), you consent to Littelfuse holding, processing, using, and transferring your personal data relating to this Award across country borders to the Littelfuse corporate headquarters in the United States, to the extent determined by Littelfuse to be necessary to operate the Plan, administer awards, maintain records of holders of equity rights in Littelfuse, carry out the operations of Littelfuse, or comply with securities or other applicable laws. You acknowledge that transfers of your personal data may include providing your information to recordkeepers or third party administrators for the Plan, registrars or brokers hired to handle transactions involving Littelfuse common stock, or prospective or future purchasers of Littelfuse (or its affiliates or the business for which you work). You further acknowledge that your personal information may include your name, address, tax identification number, work location, and information about your awards. You further acknowledge that you have received a copy of the Plan and that you understand your participation in the Plan is voluntary. You can revoke your consent to the transfer of your personal data, access or correct your data, or obtain a copy of the Littelfuse data processing policies or the Plan, by contacting our Global Director, Compensation & Benefits during normal U.S. business hours.

Questions: If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document, or contact our Global Director, Compensation & Benefits during normal U.S. business hours.

LITTELFUSE, INC.

/s/ Gordon Hunter

Gordon Hunter Chairman, President and Chief Executive Officer

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

STOCK OPTION TERMS AND CONDITIONS

(Executive - 2016 Grant)

This document is intended to provide you some background on the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the nonqualified option to purchase shares of Littelfuse common stock (the “Option”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and the “Corporation” are intended to refer to Littelfuse, Inc.

Background

1. How are award recipients chosen?

Under our current process, the Compensation Committee of our Board of Directors (the “Committee”) makes recommendations to the full Board regarding executive equity awards for their approval. Currently, the only employees who receive stock option grants are Littelfuse executives.

2. What is the value of my award?

The value of your Option to you is the difference between the “purchase price” (as described below in Question 7) and the market price for the shares of Littelfuse common stock covered by your Option.

Under current United States tax laws and the laws of most non-U.S. countries in which we operate, you will be taxed on the difference between the “purchase price” and the market price at the time you exercise your Option. We recommend that you consult your personal tax advisor to discuss your own potential tax consequences prior to exercising your Option.

Note that no amount of common stock or income received by you pursuant to this award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan of Littelfuse or its affiliates.

3. Who keeps track of my Option grant and vesting?

We have hired the financial services firm of Merrill Lynch to provide you with an on-line program to track the vesting, value and exercise of your Option, and related tax withholding, and to handle certain related stock transactions.

Terms and Conditions

4. When may I exercise my Option?

Since all of our executives are subject to the Littelfuse Inc. Insider Trading Policy, you will only be allowed to exercise the vested portion of your Option (or conduct any trading of Littelfuse common stock) during a period when the trading window is open and you obtain advance approval by our Chief Legal Officer (see the Littelfuse Inc. Insider Trading Policy for more details.)

During the period when the trading window is open and with proper advance approval, you can exercise all or a portion of your vested Option to purchase Littelfuse common stock.

If you separate from service because you become “Disabled” (as defined in the Plan) or die, for reasons other than cause within two years following a Change in Control, or for reasons other than cause after you have both reached age 62 and completed 5 years of service with Littelfuse and its affiliates (known as “eligible retirement”), the unvested portion of your Option will become immediately vested.

If your separation from service is due to cause, your entire Option will expire on your date of separation, regardless of its vesting. “Cause” shall have the same meaning as set forth in your Change of Control Agreement with Littelfuse or, if none, as determined by the Board.

In all other cases where you separate from service before your award becomes fully vested, you will forfeit the unvested portion of your Option.

The Committee may, in its sole discretion, choose to accelerate or extend the vesting of awards in special circumstances.

You can not exercise your Option after it expires, as described in Question 5 below.

5. When does my Option expire?

Your Option normally expires and is no longer exercisable on the 7th anniversary of the date it was granted to you. Your Option may expire on an earlier date if you separate from service with Littelfuse and its affiliates as follows:

Reason for Separation	Expiration Date
Death	12 months after your date of death

Eligible retirement	7th anniversary of grant date (no early expiration)

Cause (as determined by the Committee)	Date of separation

All other reasons, including Disability	3 months after your date of separation

The Committee may, in its sole discretion, extend the period in which an Option may be exercised in special circumstances, subject to the provisions of the Plan and to the extent permitted by applicable law.

6. How do I exercise my Option?

You may exercise all or any portion of your Option by delivering a written Pre-Clearance Request Form to our Chief Legal Officer, not more than 30 calendar days and not less than 10 calendar days prior to your desired exercise date. You can obtain the Pre-Clearance Request Form from the office of our Chief Legal Officer.

You must then contact Merrill Lynch at 1-847-564-7221 or 1-847-564-7230 to actually exercise your Option and/or conduct any trading of Littelfuse common stock. Merrill Lynch will provide you with further instructions.

7. What is the exercise price of the stock that I may purchase under my Option?

The exercise price (the “purchase price”) that you must pay for each share of common stock that you elect to purchase pursuant to your Option is the closing price for the common stock on your date of grant. This price is set forth on your Award Agreement.

As a general rule, you must pay the exercise price by delivering irrevocable instructions to Merrill Lynch, as your broker, to sell enough shares to pay to us the exercise price and applicable tax withholding resulting from the exercise of your Option, and to pay to Merrill Lynch any related broker’s fees (called a “cashless exercise”). In some cases, the Company may allow or require payment in cash including the wire transfer of funds in U.S. dollars to a Littelfuse bank account located in the United States designated by Littelfuse or by certified check payable in U.S. dollars to the order of Littelfuse. Other alternatives for your payment of the exercise price and tax withholding may also be available.

8. Are taxes due when I exercise my Option?

Yes, if you are a United States taxpayer and employee, the federal, state, and local taxes that become due by law as a result of the exercise of your Option must be paid by you as part of your exercise. See Question 7 above for a description of required methods to pay these taxes.

If you are subject to taxation in a country other than the United States, we have the right to deduct or withhold amounts as required by local requirements. This may be accomplished by the withholding of whole shares of common stock where permitted by law. Please consult your personal tax advisor for advice on your particular situation.

Please note that we make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your award.

9. What are my rights as a stockholder?

You have no rights as a stockholder until we issue shares of common stock to you upon exercise of your Option. This means that you will not receive any dividends, distributions or other rights on or with respect to shares of common stock for which the record date is prior to our issuance of the common stock to you (except as the Plan otherwise provides).

10. Are there restrictions on the transfer of my Option and shares of stock?

You may not transfer your Option, and no other person may exercise your Option, except upon your “Disability” (as defined in the Plan) or death. Any other type of attempted transfer is null and void. If you suffer a Disability, your legal representative can act on your behalf. If you die, your beneficiary or the personal representative of your estate can act on your behalf.

Once you receive any share of common stock, you will normally be entitled to all rights of ownership to such share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

11. How do I designate my beneficiary or beneficiaries?

Enclosed with your award materials is a Beneficiary Designation Form. You must file the completed form with Corporate Human Resources. Each time you file a Beneficiary Designation Form, all previously-filed Beneficiary Designation Forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single beneficiary designation form (including attachments, if necessary). If you do not file a Beneficiary Designation Form, benefits remaining unpaid at your death will be paid to your estate.

12. Are there restrictions on the delivery and sale of shares of stock?

Shares of our common stock issued to you upon the exercise of your Option are subject to federal securities laws. In some cases, foreign, state or local securities laws may also apply. If the Committee determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of your shares until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue any shares of common stock to you.

In certain cases, the Committee may decide to instead pay you the cash equivalent of the shares of common stock to which you would otherwise be entitled.

Where applicable, the certificates evidencing any shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

13. Does the receipt of my Option guarantee continued service with Littelfuse?

No. Neither the establishment of the Plan, your award of an Option, nor the issuance of shares of common stock to you on the exercise of your Option gives you the right to continued employment or service with Littelfuse (or any of our subsidiaries or affiliates).

14. What events can trigger forfeiture of my Option?

Except as may otherwise be specifically provided in your Award Agreement or these Terms and Conditions, your unvested Option will normally be cancelled and forfeited upon your separation from service with Littelfuse and its subsidiaries and affiliates. If your separation from service is due to cause (as defined in Question 4), your entire Option will expire on your date of separation from service, regardless of its vesting. The Committee may, in its sole discretion, extend the vesting and/or exercise period of your award or accelerate the vesting of your award in special circumstances, subject to certain provisions of the Plan and the law.

15. What documents govern my Option?

The Plan, the Award Agreement, and these Terms and Conditions express the entire understanding between you and Littelfuse with respect to your Option. In the event of any conflict between these documents, the terms of the Plan will always govern. You should never rely on any oral description of the Plan, your Award Agreement or your Option because the written terms of the Plan will always govern. The Committee (or its delegate) has the authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.